QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.35

FIFTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT

        This Fifth Amendment to Credit and Security Agreement (the "Amendment"), dated as of September 19, 2002, is made by and between NATURADE, INC. a Delaware corporation (the "Borrower"), and WELLS FARGO BUSINESS CREDIT, INC., a Minnesota corporation (the "Lender").

Recitals

        The Borrower and the Lender have entered into a Credit and Security Agreement dated as of January 27, 2000 as amended by that certain First Amendment to Credit and Security Agreement dated as of November 16, 2000, by that certain Second Amendment to Credit and Security Agreement dated as of January 3, 2001, by that certain Third Amendment to Credit and Security Agreement dated as of May 14, 2001 and that certain Fourth Amendment to Credit and Security Agreement dated as of December 20, 2001 (collectively referred to herein as, the "Credit Agreement"). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

        The Lender is willing to amend the Credit Agreement pursuant to the terms and conditions set forth herein. The Borrower is entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of the Lender's rights or remedies as set forth in the Credit Agreement is being waived or modified by the terms of this Amendment.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

        1.    Defined Terms.    Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein.

        2.    Amendment to Credit Agreement

          (a)    Minimum Book Net Worth.    Section 6.12 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

  "Section 6.12 Minimum Book Net Worth.  The Borrower will maintain, during each period described below, its Book Net Worth, determined as at the end of each month, at an amount not less than the amount set forth opposite such period:

Month Ending	Minimum Book Net Worth
August 31, 2002	$(3,350,000)
September 30, 2002	$(3,525,000)
October 31, 2002	$(3,625,000)
November 30, 2002	$(3,800,000)
December 31, 2002, and each month thereafter	$(3,000,000)

          (b)    Minimum Net Income.    Section 6.12 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

  "6.13 Minimum Net Income.  The Borrower will maintain during each period described below, Minimum Net Income determined as at the end of each calendar quarter measured on a year-to-date basis, of not less than the amount set forth opposite such period:

Quarter Ending	Minimum Net Income
September 30, 2002	$(1,855,000)
December 31, 2002	$(1,345,000	)"

        3.    Minimum Cash.    The following is added to the Credit Agreement as Section 6.15 and shall read in its entirety as follows:

  "Minimum Cash.  The Borrower shall maintain a minimum of (i) Two Hundred Thousand Dollars ($200,000) of unrestricted cash on hand at all times during the period beginning immediately and ending on December 31, 2002, and (ii) Four Hundred Thousand Dollars ($400,000) of unrestricted cash on hand at all times after December 31, 2002. Such cash shall be held in a savings or CD blocked account opened for the benefit of Lender with terms satisfactory to Lender in its sole discretion.

        4.    Availability Reserve.    An Availability Reserve shall be established in the amount of Thirty Five Thousand Dollars ($35,000) per month beginning on August 1, 2002 and continuing for each month until December 1, 2002.

        5.    Waiver of Defaults.    The Borrower is in default for failing to comply with (i) the Adjusted Book Net Worth covenant as set forth in Section 6.12 of the Credit Agreement for the months of February 2002 through June 2002, and (ii) the Net Income covenant as set forth in Section 6.13 of the Credit Agreement as of March 31, 2002 (collectively, the "Existing Defaults"). Upon the terms and subject to the conditions set forth in this Amendment, the Lender hereby waives the Existing Defaults; provided, however, that nothing herein shall be deemed a waiver with respect to any failure by Borrower to otherwise comply fully with Sections 6.12 and 6.13 of the Credit Agreement as amended hereby. This waiver shall be effective only in this specific instance and for the specific purpose for which it is given, and this waiver shall not entitle the Borrower to any other or further waiver in any similar or other circumstances.

        6.    Amendment Fee.    Borrower shall pay to Lender an amendment fee in the amount of Twenty Five Thousand Dollars ($25,000) for the preparation and execution of this Amendment ("Amendment Fee"). Which fee shall be fully earned, non-refundable and payable upon the execution of this Amendment.

        7.    No Other Changes.    Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any Advance or Letter of Credit thereunder.

        8.    Effectiveness of this Amendment.    Lender must have received the following items, in form and content acceptable to Lender, before this Amendment is effective and before Lender is required to extend any credit to Borrower as provided for by this Amendment.

          (a)    Amendment.    This Amendment fully executed in a sufficient number of counterparts for distribution to Lender and Borrower.

          (b)    Amendment Fee.    The Amendment Fee.

          (c)    Representations and Warranties.    The representations and warranties set forth herein and in the Credit Agreement must be true and correct.

          (d)    Other Required Documentation.    All other documents and legal matters in connection with the transaction contemplated by this Amendment shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Lender.

        9.    Representations and Warranties.    The Borrower hereby represents and warrants to the Lender as follows:

          (a)  The Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

          (b)  The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

          (c)  All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

        10.    References.    All references in the Credit Agreement to "this Agreement" shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Loan Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

        11.    No Waiver.    The execution of this Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Loan Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

        12.    Release.    The Borrower, and Guarantor by signing the Acknowledgment and Agreement of Guarantor set forth below, each hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower or Guarantor has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown. It is the intention of the parties in executing this release that the same shall be effective as a bar to each and every claim, demand and cause of action specified and in furtherance of this intention each waives and relinquishes all rights and benefits under Section 1542 of the Civil Code of the State of California, which provides:

  "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him might have materially affected his settlement with the debtor."

        The parties acknowledge that each may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action and agree that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts.

        13.    Costs and Expenses.    The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Credit Agreement, the Loan Documents and all other documents contemplated thereby, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.

        14.    Miscellaneous.    This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

WELLS FARGO BUSINESS CREDIT, INC., a Minnesota corporation			NATURADE, INC., a Delaware corporation
By	/s/ TOM MAKOWSKI		By	/s/ LAWRENCE J. BATINA

	Name:	TOM MAKOWSKI		Name:	LAWRENCE J. BATINA

	Title:	Commercial Loan Officer		Title:	Chief Financial Officer

QuickLinks

  EXHIBIT 10.35
FIFTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT
Recitals